EXHIBIT 99.1

America’s Car-Mart Reports Third Quarter 2023 Earnings

ROGERS, Ark., Feb. 22, 2023 (GLOBE NEWSWIRE) --

Highlights

  Revenues of $327 million, up 13.7% vs. the prior year third quarter.
  Total retail unit sales increased 2.7% vs. the prior year third quarter. Same store retail unit sales increased 1.0% vs. the prior year third quarter.
  Sales volume productivity per store per month was 31.2 vs. 30.8 for the prior year third quarter.
  Gross profit per car sold was $6,373 compared to $6,4471 for the prior year third quarter.
  Provision for credit losses as a percentage of sales was 31.1% compared to 24.8%1 for the prior year third quarter. Net charge-offs as a percent of average finance receivables for the quarter were 5.9% compared to 4.8%1 for the prior year third quarter.
  Interest income was up $12.1 million to $51.1 million, compared to $39.0 million for the prior year third quarter.
  SG&A was up $5.6 million vs. the prior year quarter, and SG&A per customer was $449 vs. $417 for the prior year third quarter.
  Interest expense was $9.8 million, compared to $2.9 million in the prior year third quarter.
  Customer count increased 6.0% to 99,577 active customers, compared to 93,982 the prior year third quarter. Customers served per dealership was 642, compared to 614 for the prior year third quarter.
  The combination of bad weather, particularly at the end of the quarter, which affected sales volumes and collections, and higher than expected credit losses, cost us approximately $3.5 million pretax relative to expectations.
  EPS was $0.23 vs. $2.821 for the prior year third quarter.

CEO Commentary

“It is positive to see that vehicle prices have leveled off over the last several months as wages continue to rise for our customers. We are focused on keeping current customers on the road while expanding the funnel of potential customers who deserve to be part of the Car-Mart family. We consistently support our customers and our communities in these challenging times - our place in the world is essential,” said Jeff Williams, Chief Executive Officer. “The significant increase in the cost of vehicles over the last few years has resulted in higher retail prices and longer contract term lengths, necessary to keep consumer payments more affordable. We continue to see market share gains attributable to our pricing decisions.”

“In addition, we have recently reorganized several areas within our operations under the leadership of Doug Campbell including vehicle acquisition and disposal, logistics, reconditioning, and field operations management.  These changes put us in a position to improve efficiencies while narrowing areas of focus and increasing accountability,” said Mr. Williams. “Short-term operating conditions are difficult; however, we are making significant progress on the things we control and prudently investing for the long-term. Over the next three to five years, we expect to generate returns on equity at historical levels by increasing volume productivity, improving gross margins as a function of procurement initiatives, by leveraging SG&A, and through acquisitions of well-operated dealerships.”

Sales

The 2.7% increase in unit volumes is attributable to market share gains in this challenging used vehicle market. In January, severe winter storms disrupted operations in most of our stores. We believe these storms negatively impacted sales volumes by 300-400 units. Our average retail sales price rose by 8% vs. the prior year third quarter. Although many potential customers are sitting on the sidelines based on affordability, we nevertheless increased our active customer base by 6.0% from the prior year third quarter. Within the next three years, we expect our dealerships to be selling an average of 40-50 vehicles per month and eventually supporting an average of 1,000 or more active customers.

Gross profits

Total gross profit dollars were $92.5 million vs. $91.1 million in the prior year third quarter. Unit gross profits were $6,373 vs. $6,4471 last year. Owing to improved wholesale results, cost controls, and operational progress, the gross profit percentage improved by 147 basis points over the sequential quarter. We expect to recapture another approximate 250 basis points over time as we realize the full benefits of operational improvements and conditions continue to normalize. We estimate that we have worked through the majority of the high-cost inventory acquired over the last year. Annualized inventory turns for the 9 months were 6.3 vs. 6.2 last year.

Credit and Interest Income

Net charge-offs as a percent of average finance receivables were 5.9% compared to 4.8%1 during the prior year quarter and 5.8% during the sequential quarter. The prior 5-year and 10-year averages for third quarters, which include the benefits of stimulus payments to consumers, were 5.6%1 and 6.0%1, respectively. The provision for losses was 31.1% compared to 24.8%1 during the prior year third quarter. We continue to build reserves as our provision for losses exceeded charge-offs during the quarter by $10 million or 11.7%. Approximately 82% of the higher provision this year relates to the increase in finance receivables. This growth was driven by the increase in vehicle sales prices resulting in a longer average contract term, and changes in consumer payment behavior related to both the absence of government stimulus payments and added inflationary pressures.

Interest income was $51.1 million in the quarter vs. $39.0 million during the prior year third quarter. The 31.0% increase in interest income was driven by a combination of higher average finance receivables and the December 2022 increase in our consumer contract interest rate to 18.0% from 16.5% in all states except Arkansas (Illinois dealerships originate at 19.5% to 21.5%). There is a usury cap of 17% in Arkansas, which accounts for approximately 28% of our revenues.

SG&A

SG&A was $44.7 million, compared to $42.9 million during the sequential quarter. While our long-term success is going to be driven by sales productivity, many of our corporate associates carry the responsibility of facilitating productivity through delivering better technology, customer support, new products, and lower-cost, centralized services. Performing these functions efficiently is key to selling cars and attracting and retaining more customers.

Leverage and liquidity

Interest expense was $9.8 million, compared to $2.9 million during the prior year third quarter, due to higher borrowing levels and increased interest rates. The Company completed its second asset-backed non-recourse term securitization on January 31st issuing $400 million in bonds with a weighted average fixed coupon rate of 8.7% and an advance rate of 66.7%. The average borrowing coupon rate is 5.8%, excluding the lowest rated tranche of the securitization, (which we expect to pay off early). The net proceeds were used to pay down outstanding amounts under our revolving line of credit and make the initial deposit into collection and reserve accounts.

Total debt to finance receivables was 47.2% vs. 36.3% at the end of the prior year third quarter (sequentially 43.8%). Total debt, net of cash, to finance receivable (non-GAAP) was 42.2%2 vs. 36.0%2 at the end of the prior year third quarter (sequentially 40.9%2). The increase relates to higher vehicle prices and the resulting increase in term length. During the current quarter, we grew net finance receivables by $36.3 million, increased inventory by $1.3 million and funded $5.6 million in capital expenditures, with a $36.0 million increase in debt, net of cash. For the three-year period ending January 31, 2023, we have grown net finance receivables by $555.9 million and inventory by $77.6 million, funded $54.1 million in long term capital expenditures and repurchased $50.7 million of our common stock (a total of $738.3 million), with a $368.4 million increase in debt, net of cash.

Acquisitions

During December, we closed on dealership acquisitions in Knoxville, Tennessee, and in Taylor, Texas. Consistent with our model, we are providing good operators with an exit strategy, their communities with employment, and customers with alternatives. We do not acquire credit risk in these transactions, we structure them with multi-year earnouts based on building successful books of business measured from our acquisition date. We have tremendous opportunities in these vibrant communities, and there is no better use of our capital than a sound acquisition.

Business Investments and Capital Expenditures

We continue to make meaningful progress on several high-return projects, the bulk of which are expensed rather than capitalized: rolling out a Loan Origination System, implementing Enterprise Resource Planning software, centralizing certain activities (without sacrificing accountability and flexibility at the store level), and improving our wholesale and reconditioning processes.   We expect to spend approximately $28 million this year on capital expenditures, of which approximately $20 million is for new locations, relocations, finalizing our rebranding project, and approximately $6 million relates to our information technology investments. In addition, the appearance of our physical facilities is key to attracting and retaining both great associates and repeat customers.

We are experiencing unit volume increases in connection with our capital expenditures, and that gives us confidence that we will reach our productivity goals. Cumulatively, over the last two years we have invested $20 million in dealerships located in communities that can support 1,000 or more customers but did not have the physical facilities to allow for it, necessitating relocations and/or significant renovations. Additionally, we have elected to catch up on overdue deferred maintenance across our footprint. We are close to finishing major relocations and renovations, and we expect capital expenditures to be approximately $15-20 million for fiscal year 2024. These initiatives are essential to our future growth plans and are at varying stages of development. We are encouraged by the early returns we are seeing because of these projects.

___________________________________
1 Subsequent to the issuance of our interim financial statements for the period ended January 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the nine months ended January 31, 2022 of $0.29. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.
2 Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release.

Conference Call

Management will be holding a conference call on Wednesday, February 22, 2023, at 11:00 a.m. Eastern Time to discuss quarterly results. Participants may access the conference call via webcast using this link: Webcast Link. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial-in 10 minutes prior to the start time.

A replay of the conference call and webcast will be available on-demand which will be available for 12 months.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). We present total debt, net of total cash, to finance receivables, a non-GAAP measure, as a supplemental measure of our performance. We believe total debt, net of total cash, to finance receivables is a useful measure to monitor leverage and evaluate balance sheet risk. This measure should not be considered in isolation or as a substitute for reported GAAP results because it may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on anyone, single financial measure or communication. The most directly comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, for non-GAAP financial measures are presented in the tables of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  future returns on equity;
  operational infrastructure investments;
  same dealership sales and revenue growth;
  customer growth;
  Gross profit percentages;
  gross profit per retail unit sold;
  business acquisitions;
  technological investments and initiatives;
  future revenue growth
  receivables growth as related to revenue growth;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  business and economic disruptions and uncertainty that may result from any future outbreaks or adverse developments with the COVID-19 pandemic or other public health crises and any efforts to mitigate the financial impact and health risks associated with such developments;
  the availability of quality used vehicles at prices that will be affordable to our customers, including the impacts of changes in new vehicle production and sales;
  the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:	Jeff Williams, CEO or Vickie Judy, CFO at (479) 464-9944
Investor_relations@car-mart.com

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Three Months Ended		2023	Three Months Ended
	January 31,		vs.	January 31,
	2023	2022	2022	2023	2022
Operating Data:
Retail units sold	14,508	14,126	2.7%
Average number of stores in operation	155	153	1.3
Average retail units sold per store per month	31.2	30.8	1.3
Average retail sales price(1)	$18,091	$16,750	8.0
Total gross profit per retail unit sold(1)	$6,373	$6,447	(1.1)
Total gross profit percentage	33.6%	36.7%	(8.5)
Same store revenue growth	12.3%	24.8%
Net charge-offs as a percent of average finance receivables(1)	5.9%	4.8%
Total collected (principal, interest and late fees)	$153,376	$137,893	11.2
Average total collected per active customer per month	$519	$490	5.9
Average percentage of finance receivables-current (excl. 1-2 day)	79.4%	80.8%
Average down-payment percentage	4.8%	5.4%

Period End Data:
Stores open	157	153	2.6%
Accounts over 30 days past due	3.7%	4.0%
Active customer count	99,577	93,982	6.0
Finance receivables, gross	$1,305,956	$1,029,203	26.9
Weighted average total contract term	45.4	41.2	10.2%

Statements of Operations:
Revenues:
Sales(1)	$275,467	$248,312	10.9%	100.0%	100.0%
Interest income	51,063	38,980	31.0	18.5	15.7
Total	326,530	287,292	13.7	118.5	115.7

Costs and expenses:
Cost of sales	183,014	157,248	16.4	66.4	63.3
Selling, general and administrative	44,737	39,179	14.2	16.2	15.8
Provision for credit losses(1)	85,650	61,646	38.9	31.1	24.8
Interest expense	9,765	2,944	231.7	3.5	1.2
Depreciation and amortization	1,537	950	61.8	0.6	0.4
Loss on disposal of property and equipment	68	42	-	-	-
Total	324,771	262,009	24.0	117.9	105.5

Income before taxes	1,759	25,283		0.6	10.2

Provision for income taxes(1)	251	6,143		0.1	2.5

Net income	$1,508	$19,140		0.5	7.7

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$1,498	$19,130

Earnings per share:
Basic(1)	$0.24	$2.95
Diluted(1)	$0.23	$2.82

Weighted average number of shares used in calculation:
Basic	6,370,031	6,487,310
Diluted	6,536,785	6,779,641

(1)	Subsequent to the issuance of our interim financial statements for the period ended January 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the three months ended January 31, 2022 of $0.05. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Dollars in thousands)

			% Change	As a % of Sales
	Nine Months Ended		2023	Nine Months Ended
	January 31,		vs.	January 31,
	2023	2022	2022	2023	2022
Operating Data:
Retail units sold	45,929	44,169	4.0%
Average number of stores in operation	154	152	1.3
Average retail units sold per store per month	33.1	32.3	2.5
Average retail sales price(1)	$18,059	$15,945	13.3
Total gross profit per retail unit sold(1)	$6,341	$6,171	2.8
Same store revenue growth	18.3%	31.5%
Net charge-offs as a percent of average finance receivables(1)	16.9%	13.2%
Total collected (principal, interest and late fees)	$452,362	$403,044	12.2
Average total collected per active customer per month	$516	$487	6.0
Average percentage of finance receivables-current (excl. 1-2 day)	80.2%	82.0%
Average down-payment percentage	5.4%	6.1%

Period End Data:
Stores open	157	153	2.6%
Accounts over 30 days past due	3.7%	4.0%
Active customer count	99,577	93,982	6.0
Finance receivables, gross	$1,305,956	$1,029,203	26.9
Weighted average total contract term	45.4	41.2	10.2%

Statements of Operations:
Revenues:
Sales(1)	$873,499	$739,734	18.1%	100.0%	100.0%
Interest income	143,690	109,586	31.1	16.4	14.8
Total	1,017,189	849,320	19.8	116.4	114.8

Costs and expenses:
Cost of sales	582,271	467,179	24.6	66.7	63.2
Selling, general and administrative	130,881	115,140	13.7	15.0	15.6
Provision for credit losses(1)	250,719	167,987	49.2	28.7	22.7
Interest expense	25,460	7,439	242.3	2.9	1.0
Depreciation and amortization	3,997	2,823	41.6	0.5	0.4
Loss on disposal of property and equipment	320	88	-	-	-
Total	993,648	760,656	30.6	113.8	102.8

Income before taxes	23,541	88,664		2.7	12.0

Provision for income taxes(1)	5,197	20,046		0.6	2.7

Net income	$18,344	$68,618		2.1	9.3

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$18,314	$68,588

Earnings per share:
Basic(1)	$2.87	$10.49
Diluted(1)	$2.79	$9.97

Weighted average number of shares used in calculation:
Basic	6,370,732	6,540,450
Diluted	6,562,214	6,880,283

(1)	Subsequent to the issuance of our interim financial statements for the period ended January 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in an increase in diluted earnings per share for the nine months ended January 31, 2022 of $0.29. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Condensed Consolidated Balance Sheet and Other Data
(Dollars in thousands)

	January 31,	April 30,	January 31,
	2023	2022	2022

Cash and cash equivalents	$4,322	$6,916	$2,603
Restricted cash from collections on auto finance receivables	$61,148	$35,671	$-
Finance receivables, net(1)	$1,023,181	$863,674	$806,989
Inventory	$131,616	$115,302	$119,596
Total assets(1)	$1,384,680	$1,154,696	$1,054,344
Revolving lines of credit, net	$27,782	$44,670	$373,156
Non-recourse notes payable, net	$588,310	$395,986	$-
Treasury stock	$297,421	$292,225	$284,030
Total equity(1)	$495,244	$476,534	$458,058
Shares outstanding	6,370,031	6,371,977	6,446,574
Book value per outstanding share(1)	$77.81	$74.85	$71.11

Finance receivables:
Principal balance	$1,305,956	$1,101,497	$1,029,203
Deferred revenue - accident protection plan	(49,901)	(43,936)	(40,242)
Deferred revenue - service contract	(60,428)	(48,555)	(42,169)
Allowance for credit losses(1)	(282,775)	(237,823)	(222,214)

Finance receivables, net of allowance and deferred revenue	$912,852	$771,183	$724,578

Allowance as % of principal balance net of deferred revenue	23.65%	23.57%	23.47%

Changes in allowance for credit losses:
	Nine months ended
	January 31,
	2023	2022
Balance at beginning of period(1)	$237,823	$177,267
Provision for credit losses(1)	250,719	167,987
Charge-offs, net of collateral recovered(1)	(205,767)	(123,040)
Balance at end of period	$282,775	$222,214

(1)	Subsequent to the issuance of our interim financial statements for the period ended January 31, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in a cumulative decrease in the allowance for credit losses of $9.8 million and $9.4 million at January 31, 2022 and April 30, 2022, respectively. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine months ended
	January 31,
	2023	2022

Operating activities:
Net income	$18,344	$68,618
Provision for credit losses(1)	250,719	167,987
Losses on claims for accident protection plan	17,717	14,748
Depreciation and amortization	3,997	2,823
Finance receivable originations	(841,445)	(718,275)
Finance receivable collections	308,671	293,458
Inventory	74,803	18,823
Deferred accident protection plan revenue(1)	13,987	14,775
Deferred service contract revenue(1)	17,565	22,034
Income taxes, net(1)	252	5,902
Other	12,051	6,437
Net cash used in operating activities	(123,339)	(102,670)

Investing activities:
Purchase of investments	(3,043)	(1,319)
Purchase of property and equipment and other	(21,991)	(13,881)
Net cash used in investing activities	(25,034)	(15,200)

Financing activities:
Change in revolving credit facility, net	(17,599)	148,460
Change in non-recourse notes payable	190,849	-
Change in cash overdrafts	3,795	(1,801)
Debt issuance costs	(2,001)	(1,787)
Purchase of common stock	(5,196)	(26,503)
Dividend payments	(30)	(30)
Exercise of stock options and issuance of common stock	1,438	(759)
Net cash provided by financing activities	171,256	117,580

Increase/(decrease) in cash, cash equivalents, and restricted cash	$22,883	$(290)

(1)	Subsequent to the issuance of our interim financial statements for the period ended January 31, 2023, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

America's Car-Mart, Inc.
Reconciliation of Non-GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

Calculation of Debt, Net of Total Cash, to Finance Receivables:
	January 31, 2023	April 30, 2022
Debt:
Revolving lines of credit, net	$27,782	$44,670
Non-recourse notes payable, net	588,310	395,986
Total debt	$616,092	$440,656

Cash:
Cash and cash equivalents	$4,322	$6,916
Restricted cash from collections on auto finance receivables	61,148	35,671
Total cash, cash equivalents, and restricted cash	$65,470	$42,587

Debt, net of total cash	$550,622	$398,069

Principal balance of finance receivables	$1,305,956	$1,101,497

Ratio of debt to finance receivables	47.2%	40.0%
Ratio of debt, net of total cash, to finance receivables	42.2%	36.1%